Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Michael Gavin Isaacs

This First Amendment (the “Amendment”), is made and entered into as of this 14th day of December, 2012, and is an amendment to that certain Employment Agreement (the “Employment Agreement”), dated as of March 16, 2011, between SHFL entertainment, Inc., formerly known as Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Michael Gavin Isaacs, resident of Nevada (“Executive”).  All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.           The Initial Term as specified in Section I of the Agreement is hereby amended to extend the Initial Term for an additional two (2) years.  The Initial Term shall end on April 1, 2016.

2.           Effective as of January 12, 2013, the Annual Base Salary set out in Section III (A) of the Agreement shall be increased to $650,000 per year.

3.           Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:		EXECUTIVE:

SHFL entertainment, Inc.

By:	/s/ GARRY W. SAUNDERS	/s/ MICHAEL GAVIN ISAACS
	Garry W. Saunders	Michael Gavin Isaacs
Its:	Chairman

APPROVED:
Compensation Committee

By:	/s/ DANIEL M. WADE
Daniel M. Wade
Its:	Chairman